EXHIBIT 11.1

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in the Cardone REIT I, LLC Form 1-K dated October 21, 2025, of our report, dated October 21, 2025, on our audits of the financial statements of Cardone REIT I, LLC as of December 31, 2024 and 2023, and for the years then ended.

Kaufman, Rossin & Co., P.A.

October 21, 2025

Miami, Florida